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                                                                   EXHIBIT 10.15


                         EMBEDDED DISTRIBUTION AGREEMENT
                                   COVER PAGE

THIS EMBEDDED DISTRIBUTION AGREEMENT is entered into by and between BEA SYSTEMS, INC. ("BEA") and DELTEK, INC. ("Licensee") as of 19 December 2000 (the "Effective Date") and shall remain in effect until the date two years from the Effective Date (the "Expiration Date"). This agreement consists of this Cover Page and the Terms & Conditions and Pricing Schedule attached hereto and incorporated herein by reference (collectively, the "Agreement").

Each of the undersigned represents and warrants that he or she is duly authorized to sign this Agreement on behalf of the party he or she represents. Each party has read, understands and agrees to the terms and conditions of this Agreement.

                 BEA SYSTEMS, INC.             DELTEK, INC.
                 A Delaware corporation        A Delaware corporation
                 2315 North First Street       8280 Greensboro Drive, 3rd Floor
                 San Jose, California  95131   McLean, Virginia  22102
                 Attention:  Legal Counsel     Attention:  Director of Contracts
                 Phone:  408-570-8000          Phone:  703-734-8606
                 Fax: 408-570-8901               Fax: 703-734-0346
                 URL: http://www.bea.com       URL: http://www.deltek.com


        By:  /s/ William M. Klein              By:  /s/ Kenneth E. deLaski
             --------------------                   ----------------------

        Name: William M. Klein                 Name: Kenneth E. deLaski
              ----------------                       ------------------
        Title: Executive Vice President and    Title: President/CEO
               -----------------------------          -------------
               Chief Financial Officer
               -----------------------

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                               TERMS & CONDITIONS

1. Definitions. For purposes of this Agreement the following terms shall have the meanings set forth below:

1.1. "BEA Software" shall include Development Software and Deployment Software as defined below. Provided that Licensee is not in material breach of this Agreement and is current in its payment of annual support fees, the BEA Software covered by this Agreement shall also include the object code form of any Maintenance Releases to which Licensee may be entitled.

1.2. "Deployment Software" means the machine-readable, compiled, object code form of, and associated documentation for, the BEA proprietary software named as Deployment Software on a Pricing Schedule that is part of this Agreement.

1.3. "Development Software" means the machine-readable, compiled, object code form of, and associated documentation for, the BEA proprietary software named as Development Software on a Pricing Schedule that is part of this Agreement.

1.4. "End-User" means an entity that is not an affiliate of Licensee's enterprise and acquires a license to the Value-Added Solution for its Internal Use. "End User" does not include an entity that resells, sells, licenses, rents, leases or otherwise distributes Deployment Software to any other party in the regular course of business.

1.6. "End-User License Agreement" means a written agreement between Licensee and an End-User, which agreement is either signed by both parties or is in "shrinkwrap" or "click-on" form, covering the licensing of a Value Added Solution to such End-User. Such agreement must be materially consistent with, and no less protective of BEA's proprietary and intellectual property rights in the Deployment Software, than the terms of this Sublicense Addendum. Without limitation, an End-User License Agreement must contain terms materially consistent with the applicable provisions of the Restrictions Section of this Agreement.

1.6. "Internal Use" means using the Value-Added Solution on End-User's site for internal business purposes only. Internal Use does not include use for service bureau or application service provider purposes, nor does it include the right to reproduce the Deployment Software for sublicensing, resale or distribution to any third party, including without limitation distributing the Deployment Software as part of a VAR, OEM, distributor or reseller arrangement.

1.7. "Value-Added Solution(s)" means the Licensee products or services described on a Pricing Schedule that is part of this Agreement. The Value-Added Solution must add substantial commercial value to the Deployment Software, The Value-Added Solution may be software into which the Deployment Software is embedded or With which it is bundled and resold as a single technology solution, or it may include an engagement for which Licensee is retained to provide hardware, networking solutions, customer applications software, project management (i.e., being hired by the End-User to oversee the technical integration and/or testing of hardware, software and networking) and/or software integration services in order to provide an End User with a custom solution to address specific End User needs and goals, or it may include the service of

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                               TERMS & CONDITIONS
                                   (CONTINUED)

hosting the BEA Software. All Value-Added Solutions are subject to the restrictions on development, use and distribution set forth in the Restrictions Section of this Sublicense Addendum.

2.      LICENSE GRANT.

2.1. Development License and Support. Subject to the terms of this Agreement, BEA grants to Licensee a non-exclusive, non-transferable development license ("Development License") to use the Development Software as provided herein. The Development License is perpetual subject to continued compliance with the terms of this Agreement and worldwide subject to payment of any uplift applicable to licenses deployed outside of the United States. Under the Development License Partner may use the Development Software to (i) provide training on the use and functionality of the Development Software to End Users and Licensee's sales and technical personnel, provided such training is conducted solely on Licensee's premises; and (ii) demonstrate Development Software to prospective End Users, provided that Development Software installed at a prospective End User's premises must be completely uninstalled within five (5) days; and (iii) design, develop and/or test Licensee applications, on Licensee's premises only. Licensee shall not under any circumstances attempt, or encourage any End-User or other third party, to decompile, decipher, disassemble, reverse engineer or otherwise decrypt or discover the source code for the Development Software. If Licensee obtains notice that any End User is engaging or has engaged in any such attempt, it shall promptly notify BEA of such attempt and promptly notify End-User to cease and desist such attempt. Third party software as provided by BEA may only be used by Licensee in accordance with the terms herein and may not be deployed as a standalone product. Licensee may perform software performance benchmarks on the Value - Added Solution incorporating the Deployment Software named on the Pricing Schedule, but may not independently test any BEA Software or publish such benchmarks without BEA's prior written consent. This Development License and Support Section does not authorize Licensee to sublicense the Development Software or use it to develop an application on behalf of an End User, for production use, for any timesharing or service bureau arrangement or for any other purpose that directly produces revenue for Licensee or an End User.

2.2. Deployment License. Subject to the terms and conditions of this Agreement, BEA grants Licensee a non-exclusive, non-transferable deployment license ("Deployment License") to use the Deployment Software as provided herein, The Deployment License is worldwide subject to any uplift applicable to licenses deployed outside of the United States. Under the Deployment License Partner may (i) integrate the Deployment Software into the Value-Added Solution(s); and (ii) distribute the Deployment Software as integrated into the Value-Added Solution(s) solely on Licensee's premises and solely for Internal Use by End-Users who are subject to an End User Agreement. Licensee shall make no other copies of the BEA Software, except for that limited number of copies as may be reasonably necessary for backup and disaster recovery purposes. All rights not specifically granted herein shall be retained by BEA. This license is non-exclusive, with BEA reserving the right to license other partners without restriction as to number and location. Licensee agrees not to decompile, dissemble or otherwise reverse engineer, or attempt to determine the source code of the Deployment Software.

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2.3.    Restrictions. Licensee's rights under the License Section are, without limitation on any other restrictions set forth in this Agreement, subject to the following limitations and restrictions:

2.3.1. Each Value-Added Solution licensed to End-Users must be developed so that none of the API's of the Deployment Software are accessible to End-Users either directly or via an abstraction on top of the API's;

2.3.2. Each and every End-User Agreement shall provide that the End-User may not under any circumstances attempt, or knowingly permit or encourage others to attempt to decompile, decipher, disassemble, reverse engineer or otherwise decrypt or discover the source code of all or any portion of the Value-Added Solution;

2.3.3. Each and every End-User Agreement shall provide that the End-User may not under any circumstances use the Deployment Software or any of its API's in any manner except indirectly in connection with the use of the Value-Added Solution, and that the End User may not run any third party software on the Deployment Software or any of its API's without first purchasing a license for such use from BEA;

2.3.4. Licensee may not, under any circumstances, license the Deployment Software or any of its API's as standalone products;

2.3.5. Licensee shall not integrate the Deployment Software with any products other than the Value-Added Solutions named on the Pricing Schedule without first obtaining BEA's prior written consent, which consent is not to be unreasonably withheld

2.4. Licensee Certification. Licensee represents and warrants to and for the benefit of BEA that each Value-Added Solution will significantly enhance the features and/or functionality of the BEA Software, and that each Value--Added Solution is substantially different from any of BEA's products and does not materially compete with any of BEA's products

2.5. Ownership & Proprietary Notices. The BEA Software is licensed, not sold, to Licensee. Except as specifically licensed to Licensee hereunder, BEA retains all right, title and interest, including all intellectual property rights, in and to the BEA Software. Licensee shall not remove, efface or obscure any copyright notices or other proprietary notices or legends from any BEA Software or BEA material provided hereunder, and shall reproduce all such notices and legends when incorporating BEA Software into Value-Added Solutions.

2.6.    Branding and Quality Control.


2.6.1. Logo License. Subject to the terms and conditions of this Agreement, BEA grants Licensee a non--exclusive, non-transferable world-wide license to insert and maintain the "Built on BEA" logo (the "Logo") within the Value-Added Solution such that users of the Value-Added Solution are exposed to the Logo during normal use of the product. If the Value-Added Solution is software, the Logo shall at least be featured within such Value-Added Solution's startup splash screen, under any "About' menu item describing the Value-Added Solution's release details, and


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                               TERMS & CONDITIONS
                                   (CONTINUED)

within any "user login" dialog box of the Value-Added Solution. Licensee shall insert and maintain the Logo within related marketing materials for the Value-Added Solution including but not limited to printed and electronic datasheets, direct mail, user documentation, product packaging, advertisements, and Licensee's website. The Logo is available to Licensee at http://partnernet.bea.com. Licensee acknowledges that the Logo is a registered trademark of BEA, that Licensee is using this Logo under license from BEA and that this Agreement grants to Licensee no proprietary rights in the Logo. Licensee's use of the Logo must cease immediately on termination or expiration of this Agreement.

2.6.2. Quality Control. Upon BEA's reasonable request from time to time, Licensee agrees to provide BEA with access to the Value-Added Solution(s) bearing the Logo so that BEA can verify the quality of Licensee's use of the Logo is comparable to that of BEA's use thereof. Licensee shall suspend use of the Logo if such quality is objectively deemed inferior by BEA until Licensee has taken such steps that BEA may reasonably require to improve the quality. The Value-Added Solution bearing the Logo shall be of at least the same quality as Licensee's other products of a similar nature, or, if Licensee has no other products of a similar nature, the Value-Added Solution shall be of at least the same quality as the average quality of other products of a similar nature which are generally available to the public.

2.7. Evidence of Compliance. Upon request of BEA, Licensee shall promptly, and in any event within thirty (30) days, provide BEA with any and all evidence reasonably necessary to confirm Licensee's compliance with the provisions of the License Grant Section and its subsections.

2.8. Delivery. BEA shall deliver the BEA Software to Licensee on compact disc or by allowing Licensee to download the BEA Software from a designated website and shall deliver code that will enable Licensee's use of the Deployment Software as provided under this Agreement and make the Deployment Software nonfunctional without the presence of a Value-Added Solution. Licensee agrees to incorporate this code into the Value-Added Solution.

3.      FEES.

3.1. Fees. Licensee shall owe to BEA License Fees, Support Fees and any other fees as set forth on the Pricing Schedule. Unless otherwise explicitly stated in this Agreement, the payment terms for all fees due under this Agreement are Net 30 days. Deployment License and Support


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                               TERMS & CONDITIONS
                                   (CONTINUED)

Fees will be paid on a calendar quarterly basis within 30 days after the end of the quarter, BEA will generate an invoice for such Deployment License and Support Fees based on a periodic Utilization Report, which Licensee agrees to provide quarterly to BEA unless stated otherwise in the Pricing Schedule. "Utilization Report" means a report containing the names and number of End-Users using the Value-Added Solution and the amount of use in the previous quarter. The Utilization Report will include shipments of any marketing, demonstration, training or customer evaluation copies of the Deployment Software, for which no license fees will be owed.

3.2. Audit. Licensee agrees to maintain complete and accurate accounting records, in accordance with generally accepted accounting practices, to support and document all fees payable in connection with this Agreement for three (3) years after the fees relating to such records have been accrued and paid. Licensee agrees to allow BEA or an independent auditor to examine its records to determine compliance or noncompliance with the Agreement. BEA will give Licensee ten days or more prior written notice, and will conduct the examination during regular business hours. If the examiner determines that Licensee is not in material compliance with this Agreement, Licensee shall promptly remedy any such non-compliance and will bear the expenses of the audit.

3.3. Taxes. Licensee shall be responsible for any sales or use or other taxes (other than taxes based on BEA's net income) to the extent that any such taxes may arise in connection with this Agreement.

4.      WARRANTIES AND SUPPORT.

4.1. Limited Warranty. BEA warrants that for a period of ninety (90) days following delivery to Licensee, the BEA Software shall conform in all material respects to its accompanying Documentation. BEA does not warrant that the BEA Software will be error-free or will operate without interruption. If BEA breaches the foregoing warranty and Partner promptly notifies BEA in writing of the nature of the breach, BEA shall make commercially reasonable efforts to promptly repair or replace the non-conforming BEA Software without charge. If, after a reasonable opportunity to cure, BEA does not repair or replace the non-conforming BEA Software, Partner must return the BEA Software and accompanying documentation to BEA, or certify in writing that all copies have been destroyed, and BEA will refund to Partner the fees it received for such BEA Software. The foregoing is Partners sole and exclusive remedy for breach of this Limited

4.2. BEA Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THE LIMITED WARRANTY SECTION, BEA HEREBY DISCLAIMS ALL OTHER WARRANTIES EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE BEA SOFTWARE, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

4.3. Development Support. For one year from the Effective Date, BEA agrees to provide Support Services for the Development Software ("Development Support") as described in the Support Services Exhibit found on BEA's PartnerNet web page at http://partnernet.bea.com. For the purposes of Development Support only, the term "End User' in the Support Services Exhibit


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shall apply to Licensee. Development Support will renew automatically at the then-current fees and policies unless Licensee notifies BEA at least sixty (60) days prior to the expiration of a support term of its desire to cancel Development Support

4.4. Deployment Support. Licensee will sell Support Services to each End User to which it licenses Value--Added Solutions. Licensee is responsible for providing such End Users with First Line Support, as described in the First Line Support Exhibit posted at http://partnernet.bea.com and including but not limited to (1) notifying BEA's support organization immediately by phone if an End User has a Severity 1 Production Down support case, and (ii) providing software installation and ongoing "how to" support to its End Users, and (iii) diagnosing problems that require maintenance. Licensee represents that its staff is trained to provide First Line Support. BEA reserves the right to require Licensee to seek additional training, if, in BEA's opinion, Licensee's staff requires such training. Provided that Licensee pays the Support Fees shown on the Pricing Schedule, BEA will provide Back End Support to the two (2) Support Contacts named on the Pricing Schedule, at the Support Level indicated on the Pricing Schedule. For the purposes of defining Back End Support, the term "End User" in the Support Services Exhibit shall apply to Licensee. Deployment Support will renew automatically at the then-current fees and policies unless Licensee notifies BEA at least sixty (60) days prior to the expiration of a support term of its desire to cancel Deployment Support.

5.      INDEMNIFICATION.

5.1. BEA Indemnity. BEA shall indemnify, defend and hold Licensee harmless from and against any claim that the BEA Software as used within the scope of this Agreement infringes the copyright, trademark, trade secret or United States patent issued as of the Effective Date of any third party, provided that (i) Licensee notifies BEA promptly in writing of the claim; (ii) BEA has sole control of the defense and all related settlement negotiations; and (iii) Licensee provides BEA with all necessary assistance, information, and authority to perform the above.

5.2. Exclusions. BEA shall have no liability for any claim of infringement based on (i) use of other than the latest commercially available version of the BEA Software provided to Licensee, to the extent the infringement would have been avoided by use of such version; (ii) modification of the BEA Software by Licensee to the extent the infringement would have been avoided without such modification; or (iii) the combination or use of the BEA Software furnished hereunder with materials not furnished by BEA to the extent such infringement would have been avoided by use of the BEA materials alone.

5.3. Alternatives. In the event the BEA Software is held to, or BEA believes is likely to be held to, infringe any third party copyright, trademark, trade secret or United States patent issued as of the Effective Date, BEA shall have the right at its sole option and expense to (i) substitute or modify the BEA Software so that it is non-infringing, while retaining equivalent features and functionality; or (ii) obtain for Licensee a license to continue using the BEA Software under commercially reasonable terms; or (iii) if (i) and (ii) are not reasonably practicable, terminate this Agreement as to the infringing BEA Software and return to Licensee any license fees paid by Licensee hereunder with respect thereto; amortized over a period of three years, which period the parties agree represents the useful life of the BEA Software.

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                               TERMS & CONDITIONS
                                   (CONTINUED)

5.4. Sole Obligation. The foregoing states the sole obligation and exclusive liability of BEA, and Licensee's sole recourse and remedy for any infringements or claims of copyright and patent infringement by the BEA Software.

5.5. Licensee Indemnity. Licensee agrees to indemnify, defend and hold BEA harmless from and against any costs, losses, liabilities, claims or expenses (including attorneys' fees) arising out of (i) any claim that any Value-Added Solution infringes on the intellectual property or proprietary rights of any third party, except to the extent such infringement is caused solely by the BEA Software; or (ii) the distribution of any Value-Added Solution by Licensee or any third party, except to the extent such claim is for improper distribution of sublicenses of third party software provided solely by BEA as part of the BEA Software that BEA was not authorized to provide; or (iii) the use of any Value-Added Solution by any End-User or third party, except to the extent such claim is for improper use of sublicenses of third party software provided solely by BEA as part of the BEA Software that BEA was not authorized to provide.

6. Term and Termination. This term of this Agreement shall be from the Effective Date to the Expiration Date unless earlier terminated as provided below. Either party may terminate this Agreement for cause if such cause is not cured within 30 days of written notice thereof. Cause for termination shall include but not be limited to breach of a material obligation, bankruptcy or insolvency, or failure to pay. Upon termination of this Agreement, all distribution licenses granted to Licensee pursuant to this Agreement shall automatically terminate. The foregoing notwithstanding, any Development Licenses or licenses properly granted to End Users under this Agreement shall remain in effect so long as such licenses are used in accordance with the respective license grant. This section and the Confidentiality, Limitation of Liability, Consequential Damages Waiver, BEA Warranty Disclaimer, Miscellaneous and Definitions Sections and any outstanding obligations to submit any reports or pay any fees shall survive termination or expiration of this Agreement.

7. Confidentiality. Except as expressly provided otherwise in this Agreement, Licensee will hold all BEA Software in strict confidence. BEA and Licensee will hold in strict confidence the terms of this Agreement and any other information provided by one party to the other under this Agreement and identified as confidential or defined herein as Confidential Information. If the parties have signed a mutual non-disclosure agreement ("NDA") within six (6) months prior to the Effective Date, the terms and conditions of such NDA are hereby incorporated herein by reference.

8       Limitation of Liability. BEA's entire liability to Licensee for damages in any way relating to this Agreement, regardless of the cause of action, shall not exceed the amounts received by BEA under this Agreement.

9. Consequential Damages Waiver. IN NO EVENT SHALL BEA BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, LOST PROFITS OR LOST DATA, OR ANY OTHER INDIRECT DAMAGES, EVEN IF BEA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BEA shall have no liability with respect to claims relating to or arising from the use of non-BEA products or services, even if BEA recommended, referred or introduced Licensee to such products or services.


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10.     Miscellaneous. BEA and Licensee are independent contractors. Licensee may not assign this Agreement by operation of law or otherwise, without the prior written consent of BEA, such consent not to be unreasonably withheld. All notices between the parties shall be in writing and shall be sent by personal delivery or certified or registered mail (return receipt) to the address on the Cover Page. The laws of the State of California, other than choice of law rules, will govern this Agreement. Any dispute regarding this Agreement shall be subject to the exclusive jurisdiction of the Santa Clara County, California state or federal courts. Licensee agrees that the BEA Software is the valuable, proprietary and confidential property of BEA, and that any unauthorized use or disclosure of the BEA Software would cause BEA irreparable injury for which it would have no adequate remedy at law, and that BEA will be entitled to preliminary and other injunctive relief against any such unauthorized use or disclosure, in addition to any other remedies or rights that BEA might have. Licensee may not download, export or re-export the BEA Software except in compliance with all applicable laws and regulations, including United States export control restrictions. It is Licensee's responsibility to comply with such restrictions as they may be amended from time to time. If any provision of this Agreement is held to be illegal, unenforceable or void, then each other provision will remain in effect. No failure of either party to enforce any provision of this Agreement shall be construed as a waiver of that or any other provision. This Agreement sets forth the entire agreement between the parties on the subject matter hereof and supersedes all prior proposals, agreements and representations between them, whether written or oral. This Agreement supersedes any conflicting terms in any purchase order or other document submitted by Licensee, whether or not formally rejected by BEA, This Agreement may be changed only in writing signed by both parties.



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